Exhibit 4.1
ENCYSIVE PHARMACEUTICALS INC.
2007 INCENTIVE PLAN, AS AMENDED
(effective March 8, 2007)

i

ii

ENCYSIVE PHARMACEUTICALS INC.
2007 INCENTIVE PLAN, AS AMENDED
SECTION 1
GENERAL PROVISIONS RELATING TO
PLAN GOVERNANCE, COVERAGE AND BENEFITS
     WHEREAS, the Board has authorized the Encysive Pharmaceuticals Inc. 2007 Incentive Plan, as amended by the Board on April 27, 2007 (the “Plan”), subject to stockholder approval.
     NOW, THEREFORE, the Plan is hereby adopted effective as of March 8, 2007, subject to stockholder approval in accordance with Section 6.1:
     1.1 Purpose
     The purpose of the Plan is to foster and promote the long-term financial success of Encysive Pharmaceuticals Inc. (the “Company”) and its Subsidiaries and to increase stockholder value by: (a) encouraging the commitment of selected key Employees, Consultants and Outside Directors, (b) motivating superior performance of key Employees, Consultants and Outside Directors by means of long-term performance related incentives, (c) encouraging and providing key Employees, Consultants and Outside Directors with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company’s stockholders, (d) attracting and retaining key Employees, Consultants and Outside Directors by providing competitive incentive compensation opportunities, and (e) enabling key Employees, Consultants and Outside Directors to share in the long-term growth and success of the Company.
     The Plan provides for payment of various forms of incentive compensation and it is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.
     The Plan is effective as of March 8, 2007 (the “Effective Date”) subject to approval by the Company’s stockholders. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 6.7, until all Shares subject to the Plan have been purchased or acquired according to its provisions. However, in no event may an Incentive Award be granted under the Plan after the expiration of ten (10) years from the Effective Date.
     1.2 Definitions
     The following terms shall have the meanings set forth below:
     (a) Authorized Officer. The Chairman of the Board, the Chief Executive Officer or any other senior officer of the Company to whom either of them delegate the authority to execute any Incentive Agreement for and on behalf of the Company. No officer or director shall be an Authorized Officer with respect to any Incentive Agreement for himself.

     (b) Board. The Board of Directors of the Company.
     (c) Cause. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, when used in connection with the termination of a Grantee’s Employment, shall mean the termination of the Grantee’s Employment by the Company by reason of (i) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (ii) the proven commission by the Grantee of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by the Grantee; (iv) the willful, continued and unreasonable failure by the Grantee to perform the material duties assigned to him; (v) the knowing engagement by the Grantee in any direct, material conflict of interest with the Company without compliance with the Company’s conflict of interest policy, if any, then in effect; or (vi) the knowing engagement by the Grantee, without the written approval of the Board, in any activity which competes with the business of the Company or which would result in a material injury to the business, reputation or goodwill of the Company.
     (d) Change in Control. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, any of the events described in and subject to Section 5.7.
     (e) Code. The Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority. References herein to any provision of the Code shall refer to any successor provision thereto.
     (f) Committee. A committee appointed by the Board consisting of not less than two directors as appointed by the Board to administer the Plan. During such period that the Company is a Publicly Held Corporation, the Plan shall be administered by a committee appointed by the Board consisting of not less than two directors who fulfill the “non-employee director” requirements of Rule 16b-3 under the Exchange Act, the “outside director” requirements of Section 162(m) of the Code and the “independent” requirements of the rules of any national securities exchange on which any of the securities of the Company are traded, listed or quoted. The Committee may be the Compensation and Corporate Governance Committee of the Board, or any subcommittee of the Compensation and Corporate Governance Committee, provided that the members of the Committee satisfy the requirements of the previous provisions of this paragraph. Notwithstanding the foregoing, if the composition of the Board does not provide the Company the ability to establish a committee meeting the foregoing requirements, the Plan shall be administered by the full Board.
     The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. The Board, in its sole discretion, may bifurcate the powers and duties of the Committee among one or more separate committees, or retain all powers and duties of the Committee in a single Committee. The members of the Committee shall serve at the discretion of the Board.
     Notwithstanding the preceding paragraphs, the term “Committee” as used in the Plan with respect to any Incentive Award for an Outside Director shall refer to the entire Board. In the case of an Incentive Award for an Outside Director, the Board shall have all the powers and responsibilities of the Committee hereunder as to such Incentive Award, and any actions as to such Incentive Award may be acted upon only by the Board (unless it otherwise designates in its discretion). When the Board exercises its authority to act in the capacity as the Committee hereunder with respect to an Incentive Award for an Outside Director, it shall so designate with respect to any action that it undertakes in its capacity as the Committee.
     (g) Common Stock. The common stock of the Company, $.005 par value per share, and any class of common stock into which such common shares may hereafter be converted, reclassified or recapitalized.
     (h) Company. Encysive Pharmaceuticals Inc., a corporation organized under the laws of the State of Delaware, and any successor in interest thereto.
     (i) Consultant. An independent agent, consultant, attorney, or any other individual who is not an Outside Director or Employee of the Company (or any Parent or Subsidiary) and who (i), in the opinion of the Committee, is in a position to contribute to the growth or financial success of the Company (or any Parent or Subsidiary), (ii) is a natural person and (iii) provides bona fide services to the Company (or any Parent or Subsidiary), which services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.
     (j) Disability. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Employee that would entitle him to payment of disability income payments under the Company’s long term disability insurance policy or plan for employees, as then effective, if any; or in the event that the Grantee is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan, and for purposes of ISOs, “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Grantee shall submit to an examination by such physician upon request.
     (k) Employee. Any employee of the Company (or any Parent or Subsidiary) who, in the opinion of the Committee, is in a position to contribute to the growth, development and financial success of the Company (or any Parent or Subsidiary), including, without limitation, officers who are members of the Board.
     (l) Employment. Employment by the Company (or any Parent or Subsidiary), or by any corporation issuing or assuming an Incentive Award in any transaction described in Section 424(a) of the Code, or by a parent corporation or a subsidiary corporation of such corporation issuing or assuming such Incentive Award, as the parent-subsidiary relationship shall be determined at the time of the corporate action described in Section 424(a) of the Code. In this regard, neither the transfer of a Grantee from Employment by the Company to Employment by any Parent or Subsidiary, nor the transfer of a Grantee from Employment by any Parent or Subsidiary to Employment by the Company, shall be deemed to be a termination of Employment of the Grantee. Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, health, or government service, or military leave, or during any period required to be treated as a leave of absence by virtue of any applicable statute, Company personnel policy or agreement. Whether an authorized leave of absence shall constitute termination of Employment hereunder shall be determined by the Committee in its discretion.
     Unless otherwise provided in the Incentive Agreement, the term “Employment” for purposes of the Plan is also defined to include (i) compensatory or advisory services performed by a Consultant for the Company (or any Parent or Subsidiary) and (ii) membership on the Board by an Outside Director.
     (m) Exchange Act. The Securities Exchange Act of 1934, as amended.
     (n) Fair Market Value. Except as set forth below, the Fair Market Value of one share of Common Stock on the date in question is deemed to be (i) the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the consolidated reporting system for the securities exchange(s) on which Shares are then listed or admitted to trading (as reported in the Wall Street Journal or other reputable source), (ii) if not so reported, the closing bid on the immediately preceding business day of a Share as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System or (iii) such other fair market value of a price per share of Common Stock as determined by the Committee in accordance with applicable law. If there was no public trade of Common Stock on the date in question, Fair Market Value shall be determined by reference to the last preceding date on which such a trade was so reported.
     If the Company is not a Publicly Held Corporation or the Common Stock is not publicly traded within the meaning of Section 409A of the Code at the time a determination of the Fair Market Value of the Common Stock is required to be made hereunder, the determination of Fair Market Value for purposes of the Plan shall be made by the Committee using a reasonable method in its discretion exercised in good faith. In this respect, the Committee may rely on such financial data, valuations, experts, and other sources, in its discretion, as it deems advisable under the circumstances.
     (o) Grantee. Any Employee, Consultant or Outside Director who is granted an Incentive Award under the Plan.
     (p) Immediate Family. With respect to a Grantee, the Grantee’s spouse, children or grandchildren (including legally adopted and step children and grandchildren).
     (q) Incentive Agreement. The written agreement entered into between the Company and the Grantee setting forth the terms and conditions pursuant to which an Incentive Award is granted under the Plan, as such agreement is further described in Section 5.1(a).

     (r) Incentive Award. A grant of an award under the Plan to a Grantee, including any Nonstatutory Stock Option, Incentive Stock, Restricted Stock Award, Other Stock-Based Award (which includes, but is not limited to, Phantom Units or SARs) or Performance Award.
     (s) Incentive Stock Option or ISO. A Stock Option granted by the Committee to an Employee under Section 2 which is designated by the Committee as an Incentive Stock Option and intended to qualify as an Incentive Stock Option under Section 422 of the Code. Only an Employee who meets the requirements of Sections 421 and 422 of the Code may be granted an Incentive Stock Option.
     (t) Insider. An individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.
     (u) Nonstatutory Stock Option. A Stock Option granted by the Committee to a Grantee under Section 2 that is not designated by the Committee as an Incentive Stock Option.
     (v) Option Price. The exercise price at which a Share may be purchased by the Grantee of a Stock Option.
     (w) Other Stock-Based Award. An award granted by the Committee to a Grantee under Section 4.1 that is valued in whole or in part by reference to, or is otherwise based upon Common Stock, and is payable in Common Stock or other consideration.
     (x) Outside Director. A member of the Board who is not, at the time of grant of an Incentive Award, an employee of the Company or any Parent or Subsidiary within the meaning of Section 16b-3 under the Exchange Act.
     (y) Parent. Any corporation (whether now or hereafter existing) which constitutes a “parent” of the Company, as defined in Section 424(e) of the Code.
     (z) Performance Award. An award granted by the Committee to the Grantee under Section 4.3.
     (aa) Performance-Based Exception. The performance-based exception from the tax deductibility limitations of Section 162(m) of the Code, as prescribed in Code § 162(m) and Treasury Regulation § 1.162-27(e) (or its successor), which is applicable during such period that the Company is a Publicly Held Corporation.
     (bb) Performance Period. A period of time, as may be determined in the discretion of the Committee and set out in the Incentive Agreement, over which performance is measured for the purpose of determining a Grantee’s right to and the payment value of an Incentive Award.
     (cc) Performance Share or Performance Unit. A Performance Award under Section 4.3 representing a contingent right to receive cash or Shares (which may be

Restricted Stock) at the end of a Performance Period and which, in the case of Performance Shares, is denominated in Common Stock, and in the case of Performance Units is denominated in cash values.
     (dd) Phantom Units. An award of an Other Stock-Based Award where the value of Shares is used to measure the benefits payable to a Grantee subject to the terms and conditions established by the Committee.
     (ee) Plan. The Encysive Pharmaceuticals Inc. 2007 Incentive Plan as set forth herein and as it may be amended from time to time.
     (ff) Publicly Held Corporation. A corporation issuing any class of common equity securities required to be registered under Section 12 of the Exchange Act.
     (gg) Restricted Stock. Shares issued or transferred to a Grantee pursuant to Section 3.
     (hh) Restricted Stock Award. An authorization by the Committee to issue or transfer Restricted Stock to a Grantee.
     (ii) Restriction Period. The period of time determined by the Committee and set forth in the Incentive Agreement during which the transfer of Restricted Stock by the Grantee is restricted.
     (jj) Retirement. Unless otherwise expressly defined in the Incentive Agreement, (1) in the case of an Employee, the voluntary termination of Employment from the Company or any Parent or Subsidiary constituting retirement for age on any date after the Employee attains a total of age and years of service with the Company of sixty-five (65) years, provided that such Employee has attained the age of at least fifty-five (55) years and has at least five (5) full years of service with the Company (computed from the starting date of employment) and (2) in the case of an Outside Director, the voluntary termination of service as a director of the Company constituting retirement for age on any date after the Outside Director attains a total of age and years of service with the Company of sixty-five (65) years, provided that such Outside Director has attained the age of at least fifty-five (55) years and has at least five (5) full years of service with the Company (computed from the date of election as director to date of retirement).
     (kk) SAR. A stock appreciation right.
     (ll) Share. A share of the Common Stock.
     (mm) Share Pool. The number of shares authorized for issuance under Section 1.4, as adjusted for awards and payouts under Section 1.5 and as adjusted for changes in corporate capitalization under Section 5.5.
     (nn) Stock Option or Option. Pursuant to Section 2, (i) an Incentive Stock Option granted to an Employee or (ii) a Nonstatutory Stock Option granted to an Employee, Consultant or Outside Director, where the Grantee has the right to purchase Shares.

     (oo) Subsidiary. Any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Section 424(f) of the Code.
     (pp) Supplemental Payment. Any amount, as described in Sections 2.4, 3.4, 4.2(f) or 4.3(f), that is dedicated to payment of federal, state and foreign income taxes which are payable by the Grantee resulting from an Incentive Award. No Grantee shall be granted a Supplemental Payment in any calendar year with respect to more than the number of Shares covered by the Incentive Award to such Grantee.
     1.3 Plan Administration
     (a) Authority of the Committee. Except as may be limited by law and subject to the provisions herein, the Committee shall have full power to: (i) select Grantees who shall participate in the Plan; (ii) determine the sizes, duration and types of Incentive Awards; (iii) determine the terms and conditions of Incentive Awards and Incentive Agreements; (iv) determine whether any Shares subject to Incentive Awards will be subject to any restrictions on transfer; (v) construe and interpret the Plan and any Incentive Agreement or other agreement entered into under the Plan; and (vi) establish, amend, or waive rules for the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Incentive Agreement. The determinations of the Committee shall be final and binding.
     (b) Meetings. The Committee shall designate a chairman from among its members who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee and the Committee may hold telephonic meetings. The Committee may take any action otherwise proper under the Plan by the affirmative vote, taken with or without a meeting, of a majority of its members. The Committee may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Committee.
     (c) Decisions Binding. All determinations and decisions made by the Committee shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, its stockholders, Employees, Grantees, and their estates and beneficiaries. The Committee’s decisions and determinations with respect to any Incentive Award need not be uniform and may be made selectively among Incentive Awards and Grantees, whether or not such Incentive Awards are similar or such Grantees are similarly situated.
     (d) Modification of Outstanding Incentive Awards. Subject to the stockholder approval requirements of Section 6.7 if applicable, the Committee may, in its discretion, provide for the extension of the exercisability of an Incentive Award, accelerate the vesting or exercisability of an Incentive Award, eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provisions of an Incentive Award, or otherwise amend or modify an Incentive Award in any manner that is either (i) not adverse to the Grantee to whom such Incentive Award was granted or (ii) consented to by such Grantee. With respect to an Incentive Award that is an Incentive Stock Option, no adjustment to such option shall be made to the extent constituting a “modification” within the meaning of Section 424(h)(3) of the Code unless otherwise agreed to by the optionee in writing.
     (e) Delegation of Authority. The Committee may delegate to designated officers or other Employees of the Company any of its duties under this Plan pursuant to such conditions or limitations as the Committee may establish from time to time; provided, however, while the Company is a Publicly Held Corporation, the Committee may not delegate to any person the authority to (i) grant Incentive Awards or (ii) take any action which would contravene the requirements of Rule 16b-3 under the Exchange Act or the Performance-Based Exception under Section 162(m) of the Code.
     (f) Expenses of Committee. The Committee may employ legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, and other agents as the Committee may deem appropriate for the administration of the Plan. The Committee may rely upon any opinion or computation received from any such counsel or agent. All expenses incurred by the Committee in interpreting and administering the Plan, including, without limitation, meeting expenses and professional fees, shall be paid by the Company.
     (g) INDEMNIFICATION. EACH PERSON WHO IS OR WAS A MEMBER OF THE COMMITTEE, OR OF THE BOARD, SHALL BE INDEMNIFIED BY THE COMPANY AGAINST AND FROM ANY DAMAGE, LOSS, LIABILITY, COST AND EXPENSE THAT MAY BE IMPOSED UPON OR REASONABLY INCURRED BY HIM IN CONNECTION WITH OR RESULTING FROM ANY CLAIM, ACTION, SUIT, OR PROCEEDING TO WHICH HE MAY BE A PARTY OR IN WHICH HE MAY BE INVOLVED BY REASON OF ANY ACTION TAKEN OR FAILURE TO ACT UNDER THE PLAN (INCLUDING SUCH INDEMNIFICATION FOR A PERSON’S OWN, SOLE, CONCURRENT OR JOINT NEGLIGENCE OR STRICT LIABILITY), EXCEPT FOR ANY SUCH ACT OR OMISSION CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. SUCH PERSON SHALL BE INDEMNIFIED BY THE COMPANY FOR ALL AMOUNTS PAID BY HIM IN SETTLEMENT THEREOF, WITH THE COMPANY’S APPROVAL, OR PAID BY HIM IN SATISFACTION OF ANY JUDGMENT IN ANY SUCH ACTION, SUIT, OR PROCEEDING AGAINST HIM, PROVIDED HE SHALL GIVE THE COMPANY AN OPPORTUNITY, AT ITS OWN EXPENSE, TO HANDLE AND DEFEND THE SAME BEFORE HE UNDERTAKES TO HANDLE AND DEFEND IT ON HIS OWN BEHALF. THE FOREGOING RIGHT OF INDEMNIFICATION SHALL NOT BE EXCLUSIVE OF ANY OTHER RIGHTS OF INDEMNIFICATION TO WHICH SUCH PERSONS MAY BE ENTITLED UNDER THE COMPANY’S ARTICLES OF INCORPORATION OR BYLAWS, AS A MATTER OF LAW, OR OTHERWISE, OR ANY POWER THAT THE COMPANY MAY HAVE TO INDEMNIFY THEM OR HOLD THEM HARMLESS.

     1.4 Shares Available for Incentive Awards
     Subject to adjustment under Section 5.5, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) 2,600,000 Shares. The total number of Shares reserved for issuance under the Plan (pursuant to the previous sentence) shall be available for Incentive Stock Options. The number of Shares that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, withheld for tax withholding requirements, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Incentive Awards.
     During any period that the Company is a Publicly Held Corporation, the following rules shall apply to grants of Incentive Awards to Employees:
     (a) Subject to adjustment as provided in Section 5.5, the maximum aggregate number of Shares (including Phantom Units, Stock Options, SARs, Restricted Stock, Performance Units and Performance Shares paid out in Shares, or Other Stock-Based Awards paid out in Shares) that may be granted in any calendar year pursuant to any Incentive Award held by any individual Employee shall be 2,600,000 Shares.
     (b) The maximum aggregate cash payout (including Phantom Units, SARs, Performance Units and Performance Shares paid out in cash, or Other Stock-Based Awards paid out in cash) with respect to Incentive Awards granted in any calendar year which may be made to any individual Employee shall be Ten Million dollars ($10,000,000).
     (c) With respect to any Stock Option or SAR granted to an Employee that is canceled or repriced, the number of Shares subject to such Stock Option or SAR shall continue to count against the maximum number of Shares that may be the subject of Stock Options or SARs granted to such Employee hereunder to the extent such is required in accordance with Section 162(m) of the Code.
     (d) The limitations of subsections (a), (b) and (c) above shall be construed and administered so as to comply with the Performance-Based Exception.
     1.5 Share Pool Adjustments for Awards and Payouts
     The following Incentive Awards and payouts shall reduce, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool:
     (a) Stock Options;

     (b) Restricted Stock Awards; and
     (c) A payout of an Other Stock-Based Award or Performance Awards in Shares.
     The following transactions shall restore, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool:
     (a) A payout of an Other Stock-Based Award or Performance Awards in the form of cash;
     (b) A cancellation, termination, expiration, forfeiture, or lapse for any reason of any Shares subject to an Incentive Award; and
     (c) Payment of an Option Price or Restricted Stock purchase price as provided in the Incentive Agreement or as determined by the Committee in its sole discretion with previously acquired Shares or by withholding Shares that otherwise would be acquired on exercise or grant (i.e., the Share Pool shall be increased by the number of Shares turned in or withheld as payment of the Option Price or Restricted Stock purchase price).
     1.6 Common Stock Available
     The Common Stock available for issuance or transfer under the Plan shall be made available from Shares now or hereafter (a) held in the treasury of the Company, (b) authorized but unissued shares, or (c) shares to be purchased or acquired by the Company. No fractional shares shall be issued under the Plan; payment for fractional shares shall be made in cash.
     1.7 Participation
     (a) Eligibility. The Committee shall from time to time designate those Employees, Consultants, and/or Outside Directors, if any, to be granted Incentive Awards under the Plan, the type of Incentive Awards granted, the number of Shares or Stock Options, as the case may be, which shall be granted to each such person, and any other terms or conditions relating to the Incentive Awards as it may deem appropriate to the extent not inconsistent with the provisions of the Plan. A Grantee who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.
     (b) Incentive Stock Option Eligibility. Only Employees who are also Employees within the meaning of Sections 421 and 422 of the Code shall be eligible for Incentive Stock Option, thus, no Consultant or Outside Director shall be eligible for the grant of any Incentive Stock Option. In addition, no Employee shall be eligible for the grant of any Incentive Stock Option who owns or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary. This restriction does not apply if, at the time such Incentive Stock Option is granted, the Option Price with respect to the Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. For the purpose of the immediately preceding sentence, the attribution rules of Section 424(d) of the Code shall apply for the purpose of determining an Employee’s percentage ownership in the Company or any Parent or Subsidiary. This paragraph shall be construed consistent with the requirements of Section 422 of the Code.
     1.8 Types of Incentive Awards
     The types of Incentive Awards that may be granted under the Plan are Stock Options as described in Section 2, Restricted Stock as described in Section 3, Other Stock-Based Awards and Performance Awards as described in Section 4, or any combination of the foregoing.
     1.9 Other Compensation Programs
     The existence and terms of the Plan shall not limit the authority of the Board or the Company or any Company affiliate in compensating Outside Directors, Employees or Consultants in such other forms and amounts, including compensation pursuant to any other plans or programs (including but not limited to any bonus programs) as may be currently in effect or adopted in the future, as it may determine from time to time.
SECTION 2
STOCK OPTIONS
     2.1 Grant of Stock Options
     The Committee is authorized to grant (a) Nonstatutory Stock Options to Employees, Consultants and/or Outside Directors and (b) Incentive Stock Options to Employees only, in accordance with the terms and conditions of the Plan, and with such additional terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its discretion. Successive grants may be made to the same Grantee whether or not any Stock Option previously granted to such person remains unexercised.
     2.2 Stock Option Terms
     (a) Written Agreement. Each grant of a Stock Option shall be evidenced by a written Incentive Agreement. Among its other provisions, each Incentive Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Stock Option following termination of the Grantee’s Employment. Such provisions shall be determined in the discretion of the Committee, shall be included in the Grantee’s Incentive Agreement and need not be uniform among all Stock Options issued pursuant to the Plan.
     (b) Number of Shares. Each Stock Option shall specify the number of Shares to which it pertains.
     (c) Exercise Price. The Option Price with respect to each Stock Option shall be determined by the Committee; provided, however, that with respect to all Stock Options, the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date the Stock Option is granted and with respect to

Incentive Stock Options, shall be one hundred ten percent (110%) for ten percent (10%) or greater stockholders pursuant to Section 1.7(b). Each Stock Option shall specify the method of exercise which shall be consistent with the requirements of Section 2.3(a).
     (d) Term. In the Incentive Agreement, the Committee shall fix the term of each Stock Option (which shall be not more than ten (10) years from the date of grant; provided, however, that the term shall be five (5) years for ISO grants to ten percent (10%) or greater stockholders pursuant to Section 1.7(b)). In the event no term is fixed, such term shall be ten (10) years from the date of grant.
     (e) Exercise. The Committee shall determine the time or times at which a Stock Option may be exercised in whole or in part. Each Stock Option may specify the required period of continuous Employment and/or the performance objectives to be achieved before the Stock Option or portion thereof will become exercisable. Each Stock Option, the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of designated performance objectives, may specify a minimum level of achievement in respect of the specified performance objectives below which no Stock Options will be exercisable and a method for determining the number of Stock Options that will be exercisable if performance is at or above such minimum but short of full achievement of the performance objectives. All such terms and conditions shall be set forth in the Incentive Agreement.
     (f) $100,000 Annual Limit on Incentive Stock Options. Notwithstanding any contrary provision in the Plan, to the extent that the aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Grantee during any single calendar year (under the Plan and any other equity-based incentive plans of the Company and its Subsidiaries or Parent) exceeds the sum of $100,000, such Incentive Stock Option shall be treated as a Nonstatutory Stock Option to the extent in excess of the $100,000 limit, and not an Incentive Stock Option, but all other terms and provisions of such Stock Option shall remain unchanged. This paragraph shall be applied by taking Incentive Stock Options into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code. In the absence of such regulations or other authority, or if such regulations or other authority require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, then such Incentive Stock Options, only to the extent of such excess, shall automatically be deemed to be Nonstatutory Stock Options but all other terms and conditions of such Incentive Stock Options, and the corresponding Incentive Agreement, shall remain unchanged.
     2.3 Stock Option Exercises
     (a) Method of Exercise and Payment. Stock Options shall be exercised by the delivery of a signed written notice of exercise to the Company as of a date set by the Company in advance of the effective date of the proposed exercise. The notice shall set forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Grantee for at least six (6) months prior to their tender to satisfy the Option Price), or (iii) subject to prior approval by the Committee in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (iv) subject to prior approval by the Committee in its discretion, by a combination of (i), (ii), and (iii) above. Any payment in Shares shall be effected by the surrender of such Shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised. Unless otherwise permitted by the Committee in its discretion, the Grantee shall not surrender, or attest to the ownership of, Shares in payment of the Option Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Stock Option for financial reporting purposes.
     The Committee, in its discretion, also may allow the Option Price to be paid with such other consideration as shall constitute lawful consideration for the issuance of Shares (including, without limitation, effecting a “cashless exercise” with a broker of the Option), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law. A “cashless exercise” of an Option is a procedure by which a broker provides the funds to the Grantee to effect an Option exercise, to the extent consented to by the Committee in its discretion. At the direction of the Grantee, the broker will either (i) sell all of the Shares received when the Option is exercised and pay the Grantee the proceeds of the sale (minus the Option Price, withholding taxes and any fees due to the broker) or (ii) sell enough of the Shares received upon exercise of the Option to cover the Option Price, minimum withholding taxes and any fees due the broker and deliver to the Grantee (either directly or through the Company) a stock certificate for the remaining Shares. Dispositions to a broker effecting a cashless exercise are not exempt under Section 16 of the Exchange Act (if the Company is a Publicly Held Corporation). In no event will the Committee allow the Option Price to be paid with a form of consideration, including a loan or a “cashless exercise,” if such form of consideration would violate the Sarbanes-Oxley Act of 2002 as determined by the Committee in its discretion.
     The Committee, in its discretion, may also allow an Option to be exercised by a broker-dealer acting on behalf of the Grantee if (i) the broker-dealer has received from the Grantee a duly endorsed Incentive Agreement evidencing such Option and instructions signed by the Grantee requesting the Company to deliver the Shares subject to such Option to the broker-dealer on behalf of the Grantee and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (iii) the broker-dealer and the Grantee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220 (or its successor).
     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the

Grantee, in the name of the Grantee or other appropriate recipient, Share certificates for the number of Shares purchased under the Stock Option. Such delivery shall be effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Grantee or other appropriate recipient.
     Subject to Section 5.2, during the lifetime of a Grantee, each Option granted to him shall be exercisable only by the Grantee (or his legal guardian in the event of his Disability) or by a broker-dealer acting on his behalf pursuant to a cashless exercise under the foregoing provisions of this Section 2.3(a).
     (b) Restrictions on Share Transferability. The Committee may impose such restrictions on any grant of Stock Options or on any Shares acquired pursuant to the exercise of a Stock Option as it may deem advisable, including, without limitation, restrictions under (i) any buy/sell agreement or right of first refusal, non-competition, and any other agreement between the Company and any of its securities holders or employees, (ii) any applicable federal securities laws, (iii) the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or (iv) any blue sky or state securities law applicable to such Shares. Any certificate issued to evidence Shares issued upon the exercise of an Incentive Award may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations.
     Any Grantee or other person exercising an Incentive Award may be required by the Committee to give a written representation that the Incentive Award and the Shares subject to the Incentive Award will be acquired for investment and not with a view to public distribution; provided, however, that the Committee, in its sole discretion, may release any person receiving an Incentive Award from any such representations either prior to or subsequent to the exercise of the Incentive Award.
     (c) Notification of Disqualifying Disposition of Shares from Incentive Stock Options. Notwithstanding any other provision of the Plan, a Grantee who disposes of Shares acquired upon the exercise of an Incentive Stock Option by a sale or exchange either (i) within two (2) years after the date of the grant of the Incentive Stock Option under which the Shares were acquired or (ii) within one (1) year after the transfer of such Shares to him pursuant to exercise, shall promptly notify the Company of such disposition, the amount realized and his adjusted basis in such Shares.
     (d) Proceeds of Option Exercise. The proceeds received by the Company from the sale of Shares pursuant to Stock Options exercised under the Plan shall be used for general corporate purposes.
     2.4 Supplemental Payment on Exercise of Nonstatutory Stock Options or SARs
     The Committee, either at the time of grant or as of the time of exercise of any Nonstatutory Stock Option or SAR, may provide in the Incentive Agreement for a Supplemental Payment by the Company to the Grantee with respect to the exercise of any Nonstatutory Stock Option or SAR. The Supplemental Payment shall be in the amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal, state and foreign income tax payable with respect to both the exercise of the Nonstatutory Stock Option and/or SAR and the receipt of the Supplemental Payment, assuming the holder is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as deemed appropriate by the Committee in its discretion. The Committee shall have the discretion to grant Supplemental Payments that are payable solely in cash or Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment.
SECTION 3
RESTRICTED STOCK
     3.1 Award of Restricted Stock
     (a) Grant. In consideration of the performance of Employment by any Grantee who is an Employee, Consultant or Outside Director, Shares of Restricted Stock may be awarded under the Plan by the Committee with such restrictions during the Restriction Period as the Committee may designate in its discretion, any of which restrictions may differ with respect to each particular Grantee. Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee may determine, which consideration may be less than, equal to or more than the Fair Market Value of the shares of Restricted Stock on the date of grant. The terms and conditions of each grant of Restricted Stock shall be evidenced by an Incentive Agreement.
     (b) Immediate Transfer Without Immediate Delivery of Restricted Stock. Unless otherwise specified in the Grantee’s Incentive Agreement, each Restricted Stock Award shall constitute an immediate transfer of the record and beneficial ownership of the Shares of Restricted Stock to the Grantee in consideration of the performance of services as an Employee, Consultant or Outside Director, as applicable, entitling such Grantee to all voting and other ownership rights in such Shares.
     As specified in the Incentive Agreement, a Restricted Stock Award may limit the Grantee’s dividend rights during the Restriction Period in which the shares of Restricted Stock are subject to a “substantial risk of forfeiture” (within the meaning given to such term under Section 83 of the Code) and restrictions on transfer. In the Incentive Agreement, the Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception. In the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, if applicable, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares of Restricted Stock with respect to which the dividend is paid.

     Shares awarded pursuant to a grant of Restricted Stock may be (i) issued in the name of the Grantee and held, together with a stock power endorsed in blank, by the Committee or Company (or their delegates) or in trust or in escrow pursuant to an agreement satisfactory to the Committee or (ii) issued in “book entry” form or other means of evidencing uncertificated Shares, as determined by the Committee, until such time as the restrictions on transfer have expired. All such terms and conditions shall be set forth in the particular Grantee’s Incentive Agreement. The Company or Committee (or their delegates) shall issue to the Grantee a receipt evidencing the certificates held by it which are registered in the name of the Grantee.
     3.2 Restrictions
     (a) Forfeiture of Restricted Stock. Restricted Stock awarded to a Grantee may be subject to the following restrictions until the expiration of the Restriction Period: (i) a restriction that constitutes a “substantial risk of forfeiture” (as defined in Section 83 of the Code), or a restriction on transferability; (ii) unless otherwise specified by the Committee in the Incentive Agreement, the Restricted Stock that is subject to restrictions which are not satisfied shall be forfeited and all rights of the Grantee to such Shares shall terminate; and (iii) any other restrictions that the Committee determines in advance are appropriate, including, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee. Any such restrictions shall be set forth in the particular Grantee’s Incentive Agreement.
     (b) Issuance of Certificates. Reasonably promptly after the date of grant with respect to Shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Grantee to whom such Shares of Restricted Stock were granted, evidencing such Shares; provided, however, that the Company shall not cause to be issued such a stock certificate unless it has received a stock power duly endorsed in blank with respect to such Shares; provided, further, in lieu of issuing such a stock certificate, the Committee may arrange to make “book entries” or other means of evidencing uncertificated Shares of Restricted Stock. Each such stock certificate shall bear the following legend or any other legend approved by the Company:
The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Encysive Pharmaceuticals Inc. 2007 Incentive Plan and an Incentive Agreement entered into between the registered owner of such shares and Encysive Pharmaceuticals Inc. A copy of the Plan and Incentive Agreement are on file in the corporate offices of Encysive Pharmaceuticals Inc.
Such legend shall not be removed from the certificate evidencing such Shares of Restricted Stock until such Shares vest pursuant to the terms of the Incentive Agreement.
     (c) Removal of Restrictions. The Committee, in its discretion, shall have the authority to remove any or all of the restrictions on the Restricted Stock if it determines that, by reason of a change in applicable law or another change in circumstance arising after the grant date of the Restricted Stock, such action is appropriate.
     3.3 Delivery of Shares
     Subject to withholding taxes under Section 6.3 and to the terms of the Incentive Agreement, a stock certificate evidencing the Shares of Restricted Stock with respect to which the restrictions in the Incentive Agreement have been satisfied shall be delivered to the Grantee or other appropriate recipient free of restrictions. Such delivery shall be effected for all purposes when the Company shall have deposited such certificate in the United States mail, addressed to the Grantee or other appropriate recipient.
     3.4 Supplemental Payment on Vesting of Restricted Stock
     The Committee, either at the time of grant or vesting of Restricted Stock, may provide for a Supplemental Payment by the Company to the Grantee in an amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal, state and foreign income tax payable with respect to both the vesting of the Restricted Stock and receipt of the Supplemental Payment, assuming the Grantee is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as deemed appropriate by the Committee in its discretion. The Committee shall have the discretion to grant Supplemental Payments that are payable solely in cash or Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment.
SECTION 4
OTHER STOCK-BASED AWARDS
     4.1 Grant of Other Stock-Based Awards
     Other Stock-Based Awards may be awarded by the Committee to selected Grantees that are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan and the goals of the Company. Types of Other Stock-Based Awards include, without limitation, purchase rights, SARs, Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into Shares or Restricted Stock, Phantom Units, Restricted Stock units, Incentive Awards valued by reference to the value of securities of, or the performance of, the Company or a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. As is the case with other Incentive Awards, Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other Incentive Awards.
     4.2 Other Stock-Based Award Terms
     (a) Written Agreement. The terms and conditions of each grant of an Other Stock-Based Award shall be evidenced by an Incentive Agreement.

     (b) Purchase Price. Except to the extent that an Other Stock-Based Award is granted in substitution for an outstanding Incentive Award or is delivered upon exercise of a Stock Option, the amount of consideration required to be received by the Company shall be either (i) no consideration other than services actually rendered (in the case of authorized and unissued shares) or to be rendered, or (ii) in the case of an Other Stock-Based Award in the nature of a purchase right, consideration (other than services rendered or to be rendered) at least equal to fifty percent (50%) of the Fair Market Value of the Shares covered by such grant on the date of grant (or such percentage higher than fifty percent (50%) that is required by any applicable tax or securities law). To the extent a SAR is intended to be exempt from Section 409A of the Code or to the extent that the Company is a Publicly Held Corporation and that a SAR is intended to qualify for the Performance-Based Exception, the exercise price per Share shall not be less than one hundred percent (100%) of Fair Market Value of a Share on the date of the grant of the SAR, and the SAR shall otherwise comply with the requirements of Section 409A of the Code.
     (c) Performance Criteria and Other Terms. In its discretion, the Committee may specify such criteria, periods or goals for vesting in Other Stock-Based Awards and payment thereof to the Grantee as it shall determine; and the extent to which such criteria, periods or goals have been met shall be determined by the Committee. All terms and conditions of Other Stock-Based Awards shall be determined by the Committee and set forth in the Incentive Agreement.
     (d) Payment. Other Stock-Based Awards may be paid in Shares or other consideration related to such Shares, in a single payment or in installments on such dates as determined by the Committee, all as specified in the Incentive Agreement.
     (e) Dividends. The Grantee of an Other Stock-Based Award shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of Shares covered by the Other Stock-Based Award, unless (and to the extent) otherwise as determined by the Committee and set forth in the Incentive Agreement. The Committee may also provide in the Incentive Agreement that the amounts of any dividends or dividend equivalent shall be deemed to have been reinvested in additional Shares.
     (f) Supplemental Payment. The Committee, either at the time of grant or at the time of vesting of an Other Stock-Based Award, may provide for a Supplemental Payment by the Company to the Grantee in an amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal, state and foreign income tax payable with respect to both the vesting the Incentive Award and receipt of the Supplemental Payment, assuming the Grantee is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as seemed appropriate by the Committee in its discretion. The Committee shall have the discretion to grant Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment.

     4.3 Performance Awards
     (a) Grant. The Committee is authorized to grant Performance Awards to selected Grantees. Performance Awards may be by reference to Performance Shares or Performance Units. Each grant of Performance Awards shall be evidenced by an Incentive Agreement in such amounts and upon such terms as shall be determined by the Committee. The Committee may make grants of Performance Awards in such a manner that more than one Performance Period is in progress concurrently. For each Performance Period, the Committee shall establish the number of Performance Awards and their contingent values which may vary depending on the degree to which performance criteria established by the Committee are met.
     (b) Performance Criteria. The Committee may establish performance goals applicable to Performance Awards based upon criteria in one or more of the following categories: (i) performance of the Company as a whole, (ii) performance of a segment of the Company’s business, and (iii) individual performance. Performance criteria for the Company shall relate to the achievement of predetermined financial, operational or strategic objectives for the Company and its Subsidiaries. Performance criteria for a segment of the Company’s business shall relate to the achievement of financial, operational or strategic objectives of the segment for which the Grantee is accountable. Examples of performance criteria shall include (but are not limited to) pre-tax or after-tax profit levels, including: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total stockholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share; levels of operating expense and maintenance expense or measures of customer satisfaction and customer service as determined from time to time including the relative improvement therein. Individual performance criteria shall relate to a Grantee’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. The performance goals may differ among Grantees.
     (c) Modification. If the Committee determines, in its discretion exercised in good faith, that the established performance measures or objectives are no longer suitable to the Company’s objectives because of a change in the Company’s business, operations, corporate structure, capital structure, or other conditions the Committee deems to be appropriate, the Committee may modify the performance measures and objectives to the extent it considers such modification to be necessary, provided, however, that with respect to Performance Awards intended to qualify for the Performance-Based Exception, the Committee shall not permit any such modification that would cause the Performance Awards to fail to qualify for the Performance-Based Exception.
     (d) Payment. The basis for payment of Performance Awards for a given Performance Period shall be the achievement of those performance objectives determined by the Committee at the beginning of the Performance Period as specified in the Grantee’s Incentive Agreement. If minimum performance is not achieved for a Performance Period, no payment shall be made and all contingent rights shall cease. If minimum performance is achieved or exceeded, the number of Performance Awards may be based on the degree to which actual performance exceeded the pre-established minimum performance standards. The amount of payment shall be determined by multiplying the number of Performance Awards granted at the beginning of the Performance Period times the final Performance Award value. Payments shall be made, in the discretion of the Committee as specified in the Incentive Agreement.
     (e) Special Rule for Performance-Based Exception. No later than the ninetieth (90th) day following the beginning of a Performance Period (or twenty-five percent (25%) of the Performance Period) the Committee shall establish performance goals as described in Section 4.3 applicable to Performance Awards awarded to comply with the Performance-Based Exception in such a manner as shall permit payments with respect thereto to qualify for the Performance-Based Exception, if applicable. If a Performance Award granted to a Grantee is intended to comply with the Performance-Based Exception, the Committee in establishing performance goals shall comply with Treasury Regulation § l.162-27(e)(2). As soon as practicable following the Company’s determination of the Company’s financial results for any Performance Period, the Committee shall certify in writing: (i) whether the Company achieved its minimum performance for the objectives for the Performance Period, (ii) the extent to which the Company achieved its performance objectives for the Performance Period, (iii) any other terms that are material to the grant of Performance Awards, and (iv) the calculation of the payments, if any, to be paid to each Grantee for the Performance Period.
     (f) Supplemental Payment on Vesting of Performance Units or Performance Shares. The Committee, either at the time of grant or at the time of vesting of Performance Units or Performance Shares, may provide for a Supplemental Payment by the Company to the Grantee in an amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal, state and foreign income tax payable with respect to both the vesting of such Performance Units or Performance Shares and receipt of the Supplemental Payment, assuming the Grantee is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as seemed appropriate by the Committee in its discretion. The Committee shall have the discretion to grant Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment.
SECTION 5
PROVISIONS RELATING TO PLAN PARTICIPATION
     5.1 Plan Conditions
     (a) Incentive Agreement. Each Grantee to whom an Incentive Award is granted shall be required to enter into an Incentive Agreement with the Company, in such a form as is provided by the Committee. The Incentive Agreement shall contain specific terms as determined by the Committee, in its discretion, with respect to the Grantee’s particular Incentive Award. Such terms need not be uniform among all Grantees or any similarly situated Grantees. The Incentive Agreement may include, without limitation, vesting, forfeiture and other provisions particular to the particular Grantee’s Incentive Award, as well as, for example, provisions to the effect that the Grantee (i) shall not disclose any confidential information acquired during Employment with the Company,

(ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (iii) shall not interfere with the Employment or other service of any Employee, (iv) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (v) shall forfeit an Incentive Award if terminated for Cause, (vi) shall not be permitted to make an election under Section 83(b) of the Code when applicable, and (vii) shall be subject to any other agreement between the Grantee and the Company regarding Shares that may be acquired under an Incentive Award including, without limitation, an agreement restricting the transferability of Shares by Grantee. An Incentive Agreement shall include such terms and conditions as are determined by the Committee, in its discretion, to be appropriate with respect to any individual Grantee. The Incentive Agreement shall be signed by the Grantee to whom the Incentive Award is made and by an Authorized Officer.
     (b) No Right to Employment. Nothing in the Plan or any instrument executed pursuant to the Plan shall create any Employment rights (including without limitation, rights to continued Employment) in any Grantee or affect the right of the Company to terminate the Employment of any Grantee at any time without regard to the existence of the Plan.
     (c) Securities Requirements. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities, and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its discretion, deems necessary or desirable.
     If the Shares issuable on exercise of an Incentive Award are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such Shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON RECEIPT BY THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

     5.2 Transferability and Exercisability
     Incentive Awards granted under the Plan shall not be transferable or assignable other than: (a) by will or the laws of descent and distribution or (b) pursuant to a qualified domestic relations order (as defined by Section 414(p) of the Code); provided, however, only with respect to Incentive Awards of Nonstatutory Stock Options, the Committee may, in its discretion, authorize all or a portion of the Nonstatutory Stock Options to be granted on terms which permit transfer by the Grantee to (i) the members of the Grantee’s Immediate Family, (ii) a trust or trusts for the exclusive benefit of such Immediate Family, or (iii) a partnership in which such members of such Immediate Family are the only partners, provided that (A) there may be no consideration for any such transfer, (B) the Incentive Agreement pursuant to which such Nonstatutory Stock Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 5.2, and (C) subsequent transfers of transferred Options shall be prohibited except in accordance with clauses (a) and (b) (above) of this sentence. Following any permitted transfer, any Incentive Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Grantee” shall be deemed to refer to the transferee. The termination of Employment events of Section 5.6 and in the Incentive Agreement shall continue to be applied with respect to the original Grantee, and the Incentive Award shall be exercisable by the transferee only to the extent, and for the periods, specified in the Incentive Agreement.
     Except as may otherwise be permitted under the Code, in the event of a permitted transfer of a Nonstatutory Stock Option hereunder, the original Grantee shall remain subject to withholding taxes upon exercise. In addition, the Company shall have no obligation to provide any notices to a transferee including, for example, of the termination of an Incentive Award following the original Grantee’s termination of Employment.
     In the event that a Grantee terminates Employment with the Company to assume a position with a governmental, charitable, educational or other nonprofit institution, the Committee may, in its discretion, subsequently authorize a third party, including but not limited to a “blind” trust, to act on behalf of and for the benefit of such Grantee regarding any outstanding Incentive Awards held by the Grantee subsequent to such termination of Employment. If so permitted by the Committee, a Grantee may designate a beneficiary or beneficiaries to exercise the rights of the Grantee and receive any distribution under the Plan upon the death of the Grantee.
     No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s enforceable will or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 5.2 shall be void and ineffective. All determinations under this Section 5.2 shall be made by the Committee in its discretion.

     5.3 Rights as a Stockholder
     (a) No Stockholder Rights. Except as otherwise provided in Section 3.1(b) for grants of Restricted Stock, a Grantee of an Incentive Award (or a permitted transferee of such Grantee) shall have no rights as a stockholder with respect to any Shares until the issuance of a stock certificate for such Shares.
     (b) Representation of Ownership. In the case of the exercise of an Incentive Award by a person or estate acquiring the right to exercise such Incentive Award by reason of the death or Disability of a Grantee, the Committee may require reasonable evidence as to the ownership of such Incentive Award or the authority of such person and may require such consents and releases of taxing authorities as the Committee may deem advisable.
     5.4 Listing and Registration of Shares
     The exercise of any Incentive Award granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which Shares are traded. The Committee may, in its discretion, defer the effectiveness of any exercise of an Incentive Award in order to allow the issuance of Shares to be made pursuant to a registration statement, or an exemption from registration, or other methods for compliance available under federal or state securities laws. The Committee shall inform the Grantee in writing of its decision to defer the effectiveness of the exercise of an Incentive Award. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Grantee may, by written notice to the Committee, withdraw such exercise and obtain the refund of any amount paid with respect thereto.
     5.5 Change in Stock and Adjustments
     (a) Changes in Law or Circumstances. Subject to Section 5.7 (which only applies in the event of a Change in Control), in the event of any change in applicable law or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants an equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee should so determine, in its absolute discretion, that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include changes with respect to (i) the aggregate number of Shares that may be issued under the Plan, (ii) the number of Shares subject to Incentive Awards, and (iii) the Option Price or other price per Share for outstanding Incentive Awards. Any adjustment under this paragraph of an outstanding Incentive Stock Option shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code or Section 409A of the Code unless otherwise agreed to by the Grantee in writing. The Committee shall give notice to each applicable Grantee of such adjustment which shall be effective and binding.

     (b) Exercise of Corporate Powers. The existence of the Plan or outstanding Incentive Awards hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganization or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.
     (c) Recapitalization of the Company. Subject to Section 5.7 (which only applies in the event of a Change in Control), if while there are Incentive Awards outstanding, the Company shall effect any subdivision or consolidation of Shares or other capital readjustment, the payment of a stock dividend, stock split, combination of Shares, recapitalization or other increase or reduction in the number of Shares outstanding, without receiving compensation therefor in money, services or property, then the number of Shares available under the Plan and the number of Incentive Awards which may thereafter be exercised shall (i) in the event of an increase in the number of Shares outstanding, be proportionately increased and the Option Price or Fair Market Value of the Incentive Awards awarded shall be proportionately reduced; and (ii) in the event of a reduction in the number of Shares outstanding, be proportionately reduced, and the Option Price or Fair Market Value of the Incentive Awards awarded shall be proportionately increased. The Committee shall take such action and whatever other action it deems appropriate, in its discretion, so that the value of each outstanding Incentive Award to the Grantee shall not be adversely affected by a corporate event described in this subsection (c).
     (d) Reorganization of the Company. Subject to Section 5.7, if the Company is reorganized, merged or consolidated, or is a party to a plan of exchange with another corporation, pursuant to which reorganization, merger, consolidation or exchange, stockholders of the Company receive any Shares or other securities or property, or if the Company should distribute securities of another corporation to its stockholders, each Grantee shall be entitled to receive, in lieu of the number of unexercised Incentive Awards previously awarded, the number of Stock Options, Restricted Stock shares, or Other Stock-Based Awards, with a corresponding adjustment to the Option Price or Fair Market Value of said Incentive Awards, to which he would have been entitled if, immediately prior to such corporate action, such Grantee had been the holder of record of a number of Shares equal to the number of the outstanding Incentive Awards payable in Shares that were previously awarded to him. For this purpose, Shares of Restricted Stock shall be treated the same as unrestricted outstanding Shares. In this regard, the Committee shall take whatever other action it deems appropriate to preserve the rights of Grantees holding outstanding Incentive Awards.
     (e) Issue of Common Stock by the Company. Except as hereinabove expressly provided in this Section 5.5 and subject to Section 5.7 in the event of a Change in Control, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or

upon any conversion of shares or obligations of the Company convertible into such             shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of, or Option Price or Fair Market Value of, any Incentive Awards then outstanding under previously granted Incentive Awards; provided, however, in such event, outstanding Shares of Restricted Stock shall be treated the same as outstanding unrestricted Shares.
     (f) Acquisition of the Company. Subject to Section 5.7 (which only applies in the event of a Change in Control), in the case of any sale of assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), in the discretion of the Committee, any Grantee who holds an outstanding Incentive Award shall have the right (subject to any limitation applicable to the particular Incentive Award under the Plan) to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Shares which would have been obtained upon exercise of the Incentive Award immediately prior to the Acquisition. The term “Acquisition Consideration” shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one Share upon consummation of an Acquisition. The Committee, in its discretion, shall have the authority to take whatever action it deems appropriate to effectuate the provisions of this subsection (f).
     (g) Assumption under the Plan of Outstanding Stock Options. Notwithstanding any other provision of the Plan, the Committee, in its absolute discretion, may authorize the assumption and continuation under the Plan of outstanding and unexercised stock options or other types of stock-based incentive awards that were granted under a stock option plan (or other type of stock incentive plan or agreement) that is or was maintained by a corporation or other entity that was merged into, consolidated with, or whose stock or assets were acquired by, the Company as the surviving corporation. Any such action shall be upon such terms and conditions as the Committee, in its discretion, may deem appropriate, including provisions to preserve the holder’s rights under the previously granted and unexercised stock option or other stock-based incentive award, such as, for example, retaining an existing exercise price under an outstanding stock option. Any such assumption and continuation of any such previously granted and unexercised incentive award shall be treated as an outstanding Incentive Award under the Plan and shall thus count against the number of Shares reserved for issuance pursuant to Section 1.4. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall reduce the Shares available for grants under Section 1.4.
     (h) Assumption of Incentive Awards by a Successor. Subject to Section 5.7 and unless otherwise expressly provided in the Grantee’s Incentive Agreement, notwithstanding any other provision hereof, in the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the Company’s assets, a merger or consolidation involving the Company in which the Company is not the surviving corporation, or a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its discretion, have the right and power to:
     (i) cancel, effective immediately prior to the occurrence of such corporate event, each outstanding Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Grantee to whom such Incentive Award was granted an amount in cash equal to the excess of (A) the highest value, as determined by the Committee, in its discretion, of the property (including cash) received by the holder of a Share of Common Stock as a result of such event over (B) the exercise price of such Incentive Award, if any; or
     (ii) (A) provide for the exchange of each Incentive Award outstanding immediately prior to such corporate event (whether or not then exercisable) for an award on some or all of the property for which such Incentive Award is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee, in its discretion, in the exercise price of the award, if any, or the number of             shares or amount of property (including cash) subject to the Incentive Award or (B) provide for a cash settlement payment to the Grantee in consideration for the exchange or cancellation of the Incentive Award hereunder.
The Committee, in its discretion, shall have the authority to take whatever action it deems appropriate to effectuate the provisions of this subsection (h).
     5.6 Termination of Employment, Death, Disability and Retirement
     (a) Termination of Employment. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, if the Grantee’s Employment is terminated for any reason other than due to his death, Disability, Retirement or for Cause, any non-vested portion of any Stock Option or other applicable Incentive Award at the time of such termination shall automatically expire and terminate and no further vesting shall occur after the termination date. In such event, except as otherwise expressly provided in his Incentive Agreement, the Grantee shall be entitled to exercise his rights only with respect to the portion of the Incentive Award that was vested as of the termination date for a period that shall end on the earlier of (i) the expiration date set forth in the Incentive Agreement with respect to the vested portion of such Incentive Award or (ii) the date that occurs ninety (90) calendar days after his termination date (not to exceed three (3) months in the case of an ISO). Unless otherwise expressly provided in his Incentive Agreement, a Grantee’s Employment shall not be deemed to have been terminated if a Grantee who is an Employee becomes a Consultant or Outside Director immediately upon his termination of Employment with the Company, or if a Grantee’s status otherwise changes between or among Employee, Consultant or Outside Director without a gap in service for the Company in any such capacity. All determinations regarding whether and when there has been a termination of Employment shall be made by the Committee.
     (b) Termination of Employment for Cause. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, in the event of the termination of a

Grantee’s Employment for Cause, all vested and non-vested Stock Options and other Incentive Awards granted to such Grantee shall immediately expire, and shall not be exercisable to any extent, as of 12:01 a.m. (CST) on the date of such termination of Employment.
     (c) Retirement of Employee. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, upon the Retirement of any Employee who is a Grantee:
     (i) (A) for Employees with less than five (5) years of service with the Company, any non-vested portion of any outstanding Option or other Incentive Award shall immediately terminate and no further vesting shall occur; (B) for Employees with at least five (5) years but less than ten (10) years of service with the Company, (1) any non-vested portion of any outstanding Option that would have vested in the next twelve (12) months following the date of Retirement shall become one hundred percent (100%) vested and immediately and fully exercisable, (2) any Resticted Stock for which restrictions or conditions have not been satisfied and for which restrictions or conditions would have been deemed satisfied in the next twelve (12) months following the date of Retirement shall be deemed satisfied, and the Restiction Period thereto shall be deemed to have expired and (3) any other Incentive Award shall immediately terminate and no further vesting shall occur; and (C) for Employees with at least ten (10) years of service with the Company, (1) any non-vested portion of any outstanding Option shall become one hundred percent (100%) vested and immediately and fully exercisable, (2) any Resticted Stock for which restrictions or conditions have not been satisfied shall be deemed satisfied, and the Restiction Period thereto shall be deemed to have expired and (3) any other Incentive Award shall immediately terminate and no further vesting shall occur; and
     (ii) any vested Option or other Incentive Award shall expire on the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award; or (B) the expiration of six (6) months after the date of Retirement in the case of any Incentive Award, provided, however, that with respect to an ISO, if it is not exercised within three (3) months after Retirement, it will not be treated as an ISO but will be treated as a Nonstatutory Stock Option.
     (d) Retirement of Outside Director. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, upon the Retirement of any Outside Director who is a Grantee:
     (i) (A) for Outside Directors with less than five (5) years of service with the Company, any non-vested portion of any outstanding Option or other Incentive Award shall immediately terminate and no further vesting shall occur; (B) for Outside Directors with at least five (5) years but less than ten (10) years of service with the Company, (1) any non-vested portion of any outstanding Option that would have vested in the next twelve (12) months following the date of Retirement shall become one hundred percent (100%) vested and immediately and fully exercisable, (2) any Resticted Stock for which restrictions or conditions have not been satisfied and for which restrictions or conditions would have been deemed satisfied in the next twelve (12) months following the date of Retirement shall be deemed satisfied, and the Restiction Period thereto shall be deemed to have expired and (3) any other Incentive Award shall immediately terminate and no further vesting shall occur; and (C) for Outside Directors with at least ten (10) years of service with the Company, (1) any non-vested portion of any outstanding Option shall become one hundred percent (100%) vested and immediately and fully exercisable, (2) any Resticted Stock for which restrictions or conditions have not been satisfied shall be deemed satisfied, and the Restiction Period thereto shall be deemed to have expired and (3) any other Incentive Award shall immediately terminate and no further vesting shall occur; and
     (ii) any vested Option or other Incentive Award shall expire on the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award; or (B) the expiration of six (6) months after the date of Retirement in the case of any Incentive Award.
     (e) Disability or Death. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, upon termination of Employment as a result of the Grantee’s Disability or death:
     (i) any nonvested portion of any outstanding Option or other applicable Incentive Award shall immediately terminate upon termination of Employment and no further vesting shall occur; and
     (ii) any vested Incentive Award shall expire on the earlier of either (A) the expiration date set forth in the Incentive Agreement or (B) the one (1) year anniversary date of the Grantee’s termination of Employment date.
     In the case of any vested Incentive Stock Option held by an Employee following termination of Employment, notwithstanding the definition of “Disability” in Section 1.2, whether the Employee has incurred a “Disability” for purposes of determining the length of the Option exercise period following termination of Employment under this paragraph (d) shall be determined by reference to Section 22(e)(3) of the Code to the extent required by Section 422(c)(6) of the Code. The Committee shall determine whether a Disability for purposes of this subsection (d) has occurred.
     (f) Continuation. Subject to the conditions and limitations of the Plan and applicable law and regulation in the event that a Grantee ceases to be an Employee, Outside Director or Consultant, as applicable, for whatever reason, the Committee and Grantee may mutually agree with respect to any outstanding Option or other Incentive Award then held by the Grantee (i) for an acceleration or other adjustment in any vesting schedule applicable to the Incentive Award, (ii) for a continuation of the exercise period following termination for a longer period than is otherwise provided under such Incentive Award, or (iii) to any other change in the terms and conditions of the Incentive Award. In the event of any such change to an outstanding Incentive Award, a written amendment to the Grantee’s Incentive Agreement shall be required.

     5.7 Change in Control
     Notwithstanding any contrary provision in the Plan, in the event of a Change in Control (as defined below) the following actions shall automatically occur as of the day immediately preceding the Change in Control date unless expressly provided otherwise in the Grantee’s Incentive Agreement:
     (a) all of the Stock Options then outstanding shall become one hundred percent (100%) vested and immediately and fully exercisable;
     (b) all of the restrictions and conditions of any Restricted Stock and any Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Restriction Period with respect thereto shall be deemed to have expired; and
     (c) all of the Other Stock-Based Awards shall become fully vested, deemed earned in full, and promptly paid within thirty (30) days to the affected Grantees without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions have not been completed or satisfied.
     Notwithstanding any other provision of the Plan, unless otherwise expressly provided in the Grantee’s Incentive Agreement, the provisions of this Section 5.7 may not be terminated, amended, or modified to adversely affect any Incentive Award theretofore granted under the Plan without the prior written consent of the Grantee with respect to his outstanding Incentive Awards subject, however, to the last paragraph of this Section 5.7.
     (d) Unless otherwise specifically provided in a Grantee’s Incentive Agreement, for all purposes of this Plan, a “Change in Control” of the Company shall be deemed to occur if:
     (i) There is an acquisition by a “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the total voting power of all the Company’s then outstanding securities entitled to vote generally in the election of directors to the Board; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company or its Parent or Subsidiaries, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or its Parent or Subsidiaries, or (3) any acquisition consummated with the prior approval of the Board;
     (ii) During a period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board, and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office, who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

     (iii) The Company becomes a party to a merger, plan of reorganization, consolidation or share exchange in which either (1) the Company will not be the surviving corporation or (2) the Company will be the surviving corporation and any outstanding shares of the Company’s common stock will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Company) or other securities, cash or other property (excluding payments made solely for fractional shares);
     (iv) The stockholders of the Company approve a merger, plan of reorganization, consolidation or share exchange with any other corporation, and immediately following such merger, plan of reorganization, consolidation or share exchange the holders of the voting securities of the Company outstanding immediately prior thereto hold securities representing fifty percent (50%) or less of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, plan of reorganization, consolidation or share exchange; provided, however, that notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if one-half (1/2) or more of the members of the Board of the Company or such surviving entity immediately after such merger, plan of reorganization. consolidation or share exchange is comprised of persons who served as directors of the Company immediately prior to such merger, plan of reorganization. consolidation or share exchange or who are otherwise designees of the Company;
     (v) Upon approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a Parent or Subsidiary; or
     (vi) Any other event that a majority of the Board, in its sole discretion, shall determine constitutes a Change in Control hereunder.
     Notwithstanding the occurrence of any of the foregoing events of this Section 5.7 which would otherwise result in a Change in Control, the Board may determine in its discretion, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control shall not be deemed a Change in Control hereunder. Such determination shall be effective only if it is made by the Board prior to the occurrence of an event that otherwise would be a Change in Control, or after such event if made by the Board a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be or probably would lead to a Change in Control.
     5.8 Financing
     To the extent permitted by the Sarbanes-Oxley Act of 2002 or other applicable law, the Company may extend and maintain, or arrange for and guarantee, the extension and maintenance of financing to any Grantee to purchase Shares pursuant to exercise of an Incentive Award upon such terms as are approved by the Committee and the Board in their discretion.

SECTION 6
GENERAL
     6.1 Effective Date and Grant Period
     This Plan is adopted by the Board effective as of the Effective Date subject to the approval of the stockholders of the Company within twelve (12) months from the Effective Date. Incentive Awards may be granted under the Plan at any time prior to receipt of such stockholder approval; provided, however, if the requisite stockholder approval is not obtained within the permissible time frame, then the Plan and any Incentive Awards granted hereunder shall automatically become null and void and of no force or effect. Unless sooner terminated by the Board pursuant to Section 6.7, no Incentive Award shall be granted under the Plan after ten (10) years from the Effective Date.
     6.2 Funding and Liability of Company
     No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. In addition, the Company shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of the Plan. Although bookkeeping accounts may be established with respect to Grantees who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto. The Plan shall not be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto. Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by this Plan and any Incentive Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.
     6.3 Withholding Taxes
     (a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Incentive Award hereunder.
     (b) Share Withholding. With respect to tax withholding required upon the exercise of Stock Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate. Any fraction of a Share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.
     (c) Incentive Stock Options. With respect to Shares received by a Grantee pursuant to the exercise of an Incentive Stock Option, if such Grantee disposes of any such Shares within (i) two (2) years from the date of grant of such Option or (ii) one (1) year after the transfer of such shares to the Grantee, the Company shall have the right to withhold from any salary, wages or other compensation payable by the Company to the Grantee an amount sufficient to satisfy federal, state and local tax withholding requirements attributable to such disqualifying disposition.
     6.4 No Guarantee of Tax Consequences
     Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.
     6.5 Designation of Beneficiary by Grantee
     Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.
     6.6 Deferrals
     The Committee may permit a Grantee to defer such Grantee’s receipt of the payment of cash or the delivery of Shares that would, otherwise be due to such Grantee by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Other Stock-Based Awards. If any such deferral election is permitted, the Committee shall, in its discretion, establish rules and procedures for such payment deferrals to the extent consistent with the Code.
     6.7 Amendment and Termination
     The Board shall have complete power and authority to terminate or amend the Plan at any time; provided, however, if the Company is a Publicly Held Corporation, the Board shall not, without the approval of the stockholders of the Company within the time period required by applicable law, (a) except as provided in Section 5.5, increase the maximum number of Shares which may be issued under the Plan pursuant to Section 1.4, (b) amend the requirements as to the class of Employees eligible under the Plan, (c) to the extent applicable, increase the maximum limits on Incentive Awards to Employees as set for compliance with the Performance-Based

Exception, (d) extend the term of the Plan, or (e) to the extent applicable, decrease the authority granted to the Committee under the Plan in contravention of Rule 16b-3 under the Exchange Act.
     No termination, amendment, or modification of the Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a Grantee under the Plan, without the written consent of such Grantee or other designated holder of such Incentive Award.
     In addition, to the extent that the Committee determines that (a) the listing for qualification requirements of any national securities exchange or quotation system on which the Common Stock is then listed or quoted, if applicable, or (b) the Code (or regulations promulgated thereunder), require stockholder approval in order to maintain compliance with such listing requirements or to maintain any favorable tax advantages or qualifications, then the Plan shall not be amended in such respect without approval of the Company’s stockholders.
     6.8 Requirements of Law
     The granting of Incentive Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Committee may refuse to issue or transfer any Shares or other consideration under an Incentive Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or other consideration might violate applicable laws. Certificates evidencing Shares delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any applicable federal or state securities law, if applicable. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
     6.9 Rule 16b-3 Securities Law Compliance and Compliance with Company Policies
     With respect to Insiders to the extent applicable, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. With respect to all Grantees, transactions under the Plan are intended to comply with Securities Regulation BTR and the Company’s insider trading policies as revised from time to time or such other similar Company policies, including but not limited to, policies relating to black out periods. Any ambiguities or inconsistencies in the construction of an Incentive Award or the Plan shall be interpreted to give effect to such intention. However, to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent deemed advisable by the Committee in its discretion.
     6.10 Compliance with Section 162(m) of the Code
     While the Company is a Publicly Held Corporation, unless otherwise determined by the Committee with respect to any particular Incentive Award, it is intended that the Plan shall comply fully with the applicable requirements so that any Incentive Awards subject to Section 162(m) shall qualify for the Performance-Based Exception. If any provision of the Plan or an

Incentive Agreement would disqualify the Plan or would not otherwise permit the Plan or Incentive Award to comply with the Performance-Based Exception as so intended, such provision shall be construed or deemed to be amended to conform to the requirements of the Performance-Based Exception to the extent permitted by applicable law and deemed advisable by the Committee.
     6.11 Successors
     All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     6.12 Miscellaneous Provisions
     (a) No Employee, Consultant, Outside Director, or other person shall have any claim or right to be granted an Incentive Award under the Plan. Neither the Plan, nor any action taken hereunder, shall be construed as giving any Employee, Consultant, Outside Director, or other person any right to be retained in the Employment or other service of the Company or any Parent or Subsidiary.
     (b) No Shares shall be issued hereunder unless counsel for the Company is then reasonably satisfied that such issuance will be in compliance with federal and state securities laws, if applicable.
     (c) The expenses of the Plan shall be borne by the Company.
     (d) By accepting any Incentive Award, each Grantee and each person claiming by or through him shall be deemed to have indicated his acceptance of the Plan.
     6.13 Severability
     In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.
     6.14 Gender, Tense and Headings
     Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of the Plan.
     6.15 Governing Law
     The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

     6.16 Section 409A of the Code
     To the extent that any Incentive Award is subject to or exempt from Section 409A of the Code, as determined by the Committee, the Incentive Agreement shall comply with the requirements of Section 409A of the Code in a manner as determined by the Committee in its sole discretion including, but not limited to, using the more restrictive definition of Change in Control to comply with Section 409A of the Code and using the more restrictive definition of Disability as provided in Section 409A of the Code, and the other terms and conditions of an Incentive Award subject to Section 409A of the Code shall be interpreted and construed, and shall be deemed amended to comply with Section 409A of the Code or if it is intended to be exempt, then to be exempt from Section 409A of the Code, as applicable. The Committee may amend any Incentive Award to comply with or to be exempt from Section 409A of the Code without a Grantee’s consent even if such amendment would have an adverse affect on a Grantee’s Incentive Award.
[Signature Page Follows]

     IN WITNESS WHEREOF, Encysive Pharmaceuticals Inc. has caused this Plan to be duly executed in its name and on its behalf by its duly authorized officer.

ENCYSIVE PHARMACEUTICALS INC.

By:	/s/ Bruce D. Given, M.D.

Name:	Bruce D. Given, M.D.
Title:	President and Chief Executive Officer

Date:	April 27, 2007